Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of December 18, 2018 (the "Effective Date") between MFP PARTNERS, L.P., a Delaware limited partnership ("Lender"), and S&W Seed Company, a Nevada corporation ("Borrower"), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1    ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2    LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and all accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Advances.

  Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Borrower may request and Lender shall make advances (each a "Term Advance", and collectively, the "Term Advances") to Borrower in an aggregate amount not to exceed the Available Amount. Each Term Advance shall be in minimum increments of One Million Dollars ($1,000,000) and shall bear interest from the Funding Date thereof for so long as any part of such Term Advance remains outstanding.

  Repayment. Borrower shall not be required to make any principal or interest payments during the Draw Period. The entire unpaid principal balance of the Term Advances, and all accrued but unpaid interest thereon, shall be due and payable on the last day of the Draw Period (the "Maturity Date"), or such earlier date as the same may become due and payable in accordance with the terms of this Agreement.

  Prepayment. Borrower may prepay all or any portion of the Term Advances at any time without penalty or premium, provided that Borrower may not reborrow any amount so prepaid.

2.2    Payment of Interest on the Credit Extensions.

  Interest Rate. Subject to Section 2.2(b), the principal amount outstanding for each Term Advance shall accrue interest at a fixed per annum rate equal to six percent (6.0%), which interest shall be payable on the Maturity Date.

  Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the "Default Rate"). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

  Payment; Interest Computation. Interest is payable on the Maturity Date and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.3    Fees. Borrower shall pay to Lender:

  Term Advance Fee. A fully earned, non-refundable advance fee equal to two percent (2.0%) of each Term Advance on the Funding Date of such Term Advance; and

  Lender Expenses. All Lender Expenses (including reasonable attorneys' fees and expenses for documentation, negotiation and enforcement of this Agreement incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Lender).

  Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Lender, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender's obligation to make loans and advances hereunder.

2.4    Payments; Application of Payments; Debit of Accounts.

  All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars to Lender at Lender's office in immediately available funds on the date due, without setoff or counterclaim, before 10:00 a.m. Pacific time. Payments of principal and/or interest received after 10:00 a.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

  Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.5    Withholding. Payments received by Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded against by Borrower. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.

3    CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Term Advance. Lender's obligation to make the initial Term Advance is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

  duly executed signatures to the Loan Documents;

  the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower's jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

  duly executed signatures to the completed Borrowing Resolutions for Borrower;

  an intercreditor agreement by and between KeyBank and Lender, together with the duly executed signatures thereto;

  certified copies, dated as of a recent date, of financing statement searches, as Lender may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Advance, will be terminated or released;

  the Real Estate Deliverables;

  a legal opinion of Borrower's counsel dated as of the Effective Date together with the duly executed original signature thereto;

  evidence satisfactory to Lender that the insurance policies and endorsements required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing Lender loss payable and/or additional insured clauses or endorsements in favor of Lender; and

  payment of the fees and Lender Expenses then due as specified in Section 2.3 hereof.

3.2    Conditions Precedent to all Credit Extensions. Lender's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

  except as otherwise provided in Section 3.4, timely receipt of an executed Advance Request Form;

  the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Advance Request Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

  Lender determines to its satisfaction that there has not been a Material Adverse Change.

3.3    Covenant to Deliver. Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower's obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Lender's sole discretion.

3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Advance set forth in this Agreement (other than a Term Advance on the Effective Date), to obtain a Term Advance, Borrower shall notify Lender (which notice shall be irrevocable) by electronic mail or other written request by 12:00 p.m. Pacific time, at least three (3) Business Days prior to the proposed Funding Date. Together with any such electronic or other written notification, Borrower shall deliver to Lender by electronic mail a completed Advance Request Form executed by a Responsible Officer or his or her designee. Lender shall credit Term Advances to the account designated by Borrower. Lender may make Term Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Advances are necessary to meet Obligations which have become due.

4    CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, Lender's Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations, but, for the avoidance of doubt, including indemnity obligations owing from Borrower on the date of such termination pursuant to Section 12.3) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lender's obligation to make Credit Extensions has terminated, Lender shall, at Borrower's sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lender's Lien under this Agreement).

4.3    Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender's interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code.

5    REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1    Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with Borrower's organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower's organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Change.

5.2    Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

5.3    Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.4    Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.5    Regulatory Compliance. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a Material Adverse Change. None of Borrower's or any of its Subsidiaries' properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.6    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.7    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Lender in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a "Permitted Lien." Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Twenty-Five Thousand Dollars ($25,000).

5.8    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to fund its general business requirements.

5.9    Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12    Definition of "Knowledge." For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower's knowledge or awareness, to the "best of" Borrower's knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6    AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1    Government Compliance.

(a) Maintain its and all its Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

6.2    Notices and Financial Information. Provide Lender with the following:

  Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that is reasonably likely to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more; and

  Financial Information. Financial information reasonably requested by Lender.

6.3    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.7 hereof, and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.4    Insurance.

  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower's industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Lender. All property policies shall have a lender's loss payable endorsement showing Lender as an additional loss payee. All liability policies shall show, or have endorsements showing, Lender as an additional insured. Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

  At Lender's request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.4 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Lender deems prudent.

6.5    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.6    Access to Collateral; Books and Records. Allow Lender, or its agents, at reasonable times, on two (2) Business Days' notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower's Books. Such inspections or audits shall be conducted no more often than twice during the term of this Agreement unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Lender shall determine is necessary. The foregoing inspections and audits shall be at Borrower's expense.

6.7    Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender's Lien in the Collateral or to effect the purposes of this Agreement.

7    NEGATIVE COVENANTS

Borrower shall not do any of the following without Lender's prior written consent:

7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, "Transfer") all or any part of the Collateral, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower's use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States and (g) any other Transfers permitted under the KeyBank Loan Documents.

7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) fail to provide notice to Lender of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after their departure from Borrower; or (ii) permit or suffer any Change in Control.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) except to the extent permitted under the KeyBank Loan Documents.

7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral except for Permitted Liens or permit any Collateral not to be subject to the security interest granted herein.

7.6    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except to the extent permitted under the KeyBank Loan Documents; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments.

7.7    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for this Agreement and transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

7.8    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Lender.

7.9    Compliance. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a Material Adverse Change; or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8    EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an "Event of Default") under this Agreement:

8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2    Covenant Default.

  Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3 6.4 or 6.5 or violates any covenant in Section 7; or

  Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in Section 8.2(a) and Sections 8.3 through 8.9) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed ten (10) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period);

8.3    Material Adverse Change. A Material Adverse Change occurs;

8.4    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.5    Other Agreements. There is under any agreement to which Borrower is a party with a third party or parties (including the KeyBank Loan Documents), any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); provided, however, that any failure to comply with this Section 8.5 shall not be deemed an Event of Default if such breach or default under such other agreement shall be cured or waived within ten (10) days of Borrower's receipt of written notice thereof;

8.6    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.7    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.8    Subordinated Debt. The Obligations shall for any reason not have the priority contemplated by this Agreement or the Intercreditor Agreement; or

8.9    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9    LENDER'S RIGHTS AND REMEDIES

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following:

  declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Lender);

  stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Lender;

  verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, and notify any Person owing Borrower money of Lender's security interest in such funds;

  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender's rights or remedies;

  apply to the Obligations any (i) balances and deposits of Borrower it holds or controls, or (ii) any amount held or controlled by Lender owing to or for the credit or the account of Borrower;

  place a "hold" on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

  demand and receive possession of Borrower's Books; and

  exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2    Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower's insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of Lender's security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Credit Extensions hereunder. Lender's foregoing appointment as Borrower's attorney in fact, and all of Lender's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender's obligation to provide Credit Extensions terminates.

9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender's waiver of any Event of Default.

9.4    Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether from Borrower payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Lender shall pay any surplus to Borrower by credit to an account designated by Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5    Lender's Liability for Collateral. If Lender takes possession or control of the Collateral pursuant to the terms of this Agreement after an Event of Default, so long as Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lender (for the avoidance of doubt, the reference to "control" in this sentence shall not mean constructive control solely as a result of entering into this Agreement), Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    No Waiver; Remedies Cumulative. Lender's failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender's rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender's exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender's waiver of any Event of Default is not a continuing waiver. Lender's delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10    NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	S&W Seed Company 106 K Street, Suite 300 Sacramento, CA 95814 Attn: Matthew Szot, Chief Financial Officer Email: mszot@swseedco.com Website URL: http://swseedco.com

If to Lender:	MFP Partners, L.P. 909 Third Ave., 33rd Floor New York, NY 10022 Attn: Timothy E. Ladin, General Counsel and VP Email: notices@mfpllc.com

11    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The parties hereby submit to the non-exclusive jurisdiction of the state and federal courts located in New York, New York. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12    GENERAL PROVISIONS

12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Lender. Those obligations that are expressly specified in this Agreement as surviving this Agreement's termination shall continue to survive notwithstanding this Agreement's termination.

12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender's prior written consent (which may be granted or withheld in Lender's discretion). Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender's obligations, rights, and benefits under this Agreement and the other Loan Documents. For the avoidance of doubt, any assignee of all or any part of Lender's interest in and of Lender's obligations, rights, and benefits under this Agreement and the other Loan Documents will be deemed a "Lender" under this Agreement and the other Loan Documents; provided that in such case, determinations of "Lender" under this Agreement and the other Loan Documents shall be based on the decision of the Lender or Lenders holding a majority in interest of the Obligations; and, provided further that in the event that Lender sells a participation to any

Person (each, a "Participant") in all or any part of Lender's rights and/or obligations under this Agreement or the other Loan Documents, (i) such Participant shall not be deemed a "Lender" under this Agreement or the other Loan Documents, (ii) Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (iii) Lender shall remain solely responsible to Borrower for the performance of such obligations, and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Agreement and the other Loan Documents.

12.3    Indemnification. Borrower agrees to indemnify, defend and hold Lender (and, for the avoidance of doubt, Lender's assignees) and its (and any such assignee's) directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (or its assignee) (each, an "Indemnified Person") harmless against: (i) all obligations, demands, claims, and liabilities (collectively, "Claims") claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and Borrower (including reasonable attorneys' fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person's gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6    Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9    Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender's Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, "Lender Entities"); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lender shall use commercially reasonable efforts to obtain any prospective transferee's or purchaser's agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lender's regulators or as otherwise required in connection with Lender's examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender or are otherwise subject to a duty of confidentiality, with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Lender's possession when disclosed to Lender, or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (ii) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower.  The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10    Attorneys' Fees, Costs and Expenses. In any action or proceeding between Borrower and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11    Electronic Execution of Documents. The words "execution," "signed," "signature" and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12   Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.3    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm's-length contract.

12.5    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it, Indemnified Persons and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13    DEFINITIONS

13.1    Definitions. As used in the Loan Documents, the word "shall" is mandatory, the word "may" is permissive, the word "or" is not exclusive, the words "includes" and "including" are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

"Account" is any "account" as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

"Account Debtor" is any "account debtor" as defined in the Code with such additions to such term as may hereafter be made.

"Advance Request Form" is that certain form attached hereto as Exhibit B.

"Affiliate" is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

"Agreement" is defined in the preamble hereof.

"Available Amount" is Five Million Dollars ($5,000,000).

"Borrower" is defined in the preamble hereof.

"Borrower's Books" are all Borrower's books and records including ledgers, federal and state tax returns, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

"Borrowing Resolutions" are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit C.

"Business Day" is any day that is not a Saturday, Sunday or a day on which Lender is closed.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; and (c) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) and (b) of this definition.

"Change in Control" means any event, transaction, or occurrence as a result of which (a) any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than MFP Partners, L.P. or a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty-nine and ninety nine hundredths of a percent (49.99%) or more of the combined voting power of Borrower's then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; provided that if Borrower and KeyBank amend the definition of Change in Control in the KeyBank Loan Documents with the purpose or effect of waiving a Change in Control with respect to a particular investor, event, transaction, or occurrence, upon the written request of Lender, the definition of Change in Control in this Agreement shall be waived or amended in a similar manner.

"Claims" is defined in Section 12.3.

"Code" is the New York Uniform Commercial Code.

"Collateral" is any and all properties, rights and assets of Borrower described on Exhibit A.

"Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

"Copyrights" are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

"Credit Extension" is any Term Advance or any other extension of credit by Lender for Borrower's benefit.

"Default Rate" is defined in Section 2.2(b).

"Dollars," "dollars" or use of the sign "$" means only lawful money of the United States and not any other currency, regardless of whether that currency uses the "$" sign to denote its currency or may be readily converted into lawful money of the United States.

"Draw Period" is the period of time from the Effective Date through the earlier to occur of (a) March 17, 2019 or (b) an Event of Default.

"Effective Date" is defined in the preamble hereof.

"Equipment" is all "equipment" as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

"ERISA" is the Employee Retirement Income Security Act of 1974, and its regulations.

"Event of Default" is defined in Section 8.

"Exchange Act" is the Securities Exchange Act of 1934, as amended.

"Funding Date" is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

"GAAP" is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"General Intangibles" is all "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

"Governmental Approval" is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

"Governmental Authority" is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

"Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

"Indemnified Person" is defined in Section 12.3.

"Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"Intellectual Property" means, with respect to any Person, means all of such Person's right, title, and interest in and to the following:

  its Copyrights, Trademarks and Patents;

  any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

  any and all source code;

  any and all design rights which may be available to such Person;

  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

  all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

"Inventory" is all "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

"Investment" is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

"Key Person" is each of Borrower's (a) Chief Executive Officer, who is Mark Wong as of the Effective Date and (b) Chief Financial Officer, who is Matthew Szot as of the Effective Date.

"KeyBank" means KeyBank National Association.

"KeyBank Loan Documents" means that certain Credit and Security Agreement by and between Borrower and KeyBank dated as of September 22, 2015, together with all other documents, instruments and other agreements entered into in connection therewith, all as amended, restated or supplemented from time to time.

"Lender" is defined in the preamble hereof.

"Lender Entities" is defined in Section 12.9.

"Lender Expenses" are all audit fees and expenses, costs, and expenses (including reasonable attorneys' fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

"Lien" is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

"Loan Documents" are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

"Material Adverse Change" is (a) a material impairment in the perfection or priority of Lender's Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

"Maturity Date" is defined in Section 2.1(b).

"Obligations" are Borrower's obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts Borrower owes Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and to perform Borrower's duties under the Loan Documents.

"Operating Documents" are, for any Person, such Person's formation documents, as certified by the Secretary of State (or equivalent agency) of such Person's jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

"Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"Permitted Indebtedness" is:

  Borrower's Indebtedness to Lender under this Agreement and the other Loan Documents;

  Indebtedness existing on the Effective Date and disclosed to Lender in writing;

  Indebtedness owing to KeyBank (and any co-lender under the KeyBank Loan Documents) pursuant to the KeyBank Loan Documents;

  All Indebtedness permitted under the KeyBank Loan Documents; and

  Subordinated Debt.

"Permitted Investments" are:

  Investments (including, without limitation, Subsidiaries) existing on the Effective Date and disclosed to Lender in writing; and

  All Investments permitted under the KeyBank Loan Documents.

"Permitted Liens" are:

  Liens existing on the Effective Date and disclosed to Lender in writing or arising under this Agreement and the other Loan Documents; and

  All Liens permitted under the KeyBank Loan Documents.

"Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

"Real Estate Deliverables" means (i) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing in respect of 5711 US Highway 87, Dumas, TX 79029, (ii) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing in respect of 403 South Monroe Avenue, New Deal, TX 79350, and (iii) that certain Environmental Indemnity Agreement by and between Borrower and Lender, each of (i) through (iii) dated as of even date herewith, and each of (i) and (ii) duly notarized and otherwise in form acceptable for recording in the appropriate real estate records.

"Registered Organization" is any "registered organization" as defined in the Code with such additions to such term as may hereafter be made.

"Requirement of Law" is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" is any of the Chief Executive Officer or Chief Financial Officer of Borrower.

"SEC" shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

"Subordinated Debt" is indebtedness incurred by Borrower subordinated to all of Borrower's now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor), on terms acceptable to Lender.

"Subsidiary" is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

"Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

"Transfer" is defined in Section 7.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

S&W SEED COMPANY

By: /s/ Matthew K. Szot
Name: Matthew K. Szot
Title: Executive Vice President of Finance and Administration
and Chief Financial Officer

LENDER:

MFP PARTNERS, L.P.

By: MFP Investors LLC, its General Partner

By: /s/ Michael F. Price
     Michael F. Price, its Managing Partner

[Signature page to Loan and Security Agreement]

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower's right, title and interest in and to the following personal property:

All Accounts and Inventory whether now owned or hereafter acquired, wherever located, but, for the avoidance of doubt, excluding Accounts and Inventory of any Subsidiary of Borrower; and

all of the Chromatin Purchased Assets consisting of plant, tangible property and/or Equipment, including, without limitation, the real property (land, improvements, and fixtures) located in the State of Texas as legally described in Attachments I hereto, but, for the avoidance of doubt, excluding intellectual property and all other intangible property.

For the purposes of this collateral description, the "Chromatin Purchased Assets" shall mean the "Purchased Assets" as such term is defined in that certain Asset Purchase Agreement by and between Borrower, as Purchaser, and Novo Advisors, as Receiver, dated as of September 14, 2018.

Attachment I to Exhibit A (Collateral Description)

Legal Description of the Property

Lubbock County Property:

TRACT I:

A tract of land located in Section 31, Block D, Lubbock County, Texas, being further described by metes and bounds as follows:

BEGINNING at a point 2513.42 feet South and 130 West of the Northeast corner of Section 31, Block D, for the Northeast corner of this tract;

THENCE South 317.5 feet to the Southeast corner of this tract;

THENCE West 588.34 feet to the Southwest corner of this tract;

THENCE North 14 degrees 24 minutes East 327.5 feet for the Northwest corner of this tract;

THENCE East 508.16 feet to the POINT OF BEGINNING.

TRACT II:

The South Forth-Five Feet (S 45') of that certain one acre tract of land located in Section 31, Block D, Lubbock County, Texas, such one acre tract being more particularly described in warranty deed dated November 25, 1952, executed by C. J. Davis and wife, as Grantors, to Q. O. Davis, as Grantee, recorded in Volume 457, Page 609, of the Deed Records of Lubbock County, Texas, reference to which is here made, the South 45 feet thereof being more particularly described by metes and bounds as follows:

BEGINNING at the Southeast corner of said one acre tract of land;

THENCE North along the East line of said one acre tract, a distance of 45 feet, the Northeast corner of this tract;

THENCE West parallel to the South line of said one acre tract to a point in the East highway right-of-way line, also being the West line of said one acre tract, for the Northwest corner of this tract;

THENCE South 14 degrees 14 minutes West along the East highway right-of-way line to the Southwest corner of said one acre tract, for the Southwest corner of this tract;

THENCE East 508.16 feet along the South line of said one acre tract to the Southeast corner of said tract, the southeast corner of this tract and the POINT OF BEGINNING.

TRACT III:

A tract of land located in Section 31, Block D, Lubbock County, Texas, being further described by metes and bounds as follows:

BEGINNING at a 5/8" iron rod which bears West 130.00 feet and South 2383.42 feet from the Northeast corner of Section 31, Block D;

THENCE South a distance of 85.00 feet to a 5/8" iron rod;

THENCE West 496.61 feet to a 5/8" iron rod set in the East right-of-way line of the Lubbock Highway;

THENCE North 14 degrees 24 minutes East along said right-of-way a distance of 87.76 feet to a 5/8" iron rod;

THENCE East a distance of 474.79 feet to the POINT OF BEGINNING.

TRACT IV:

A tract of land located in Section Thirty-One (31), Block D, Lubbock County, Texas, being further described by metes and bounds as follows:

BEGINNING at a point in the west line in the Santa Fe Railway right of way that is 2134.73 feet south 130.0 feet West of the Northeast corner of Section 31, Block D, said beginning point also being 425.73 feet South of the Southeast corner of Lot 1, Block 4, DAUGHTRY SUBDIVISION of Monroe, Texas, for the Northeast corner of this tract;

THENCE West 412.10 feet to a point in the East right of way line of State Highway No. 9;

THENCE South 14 degrees, 14 minutes West along the East right of way line 105.73 feet to point;

THENCE East 438.10 feet to a point in the West Santa Fe Railway right of way line;

THENCE North along said Railway right of way line 102.47 feet to the POINT OF BEGINNING.

TRACT V:

A tract of land located in Section 31, Block D, Lubbock County, Texas, being further described by metes and bound as follows:

BEGINNING at a point in the East right of way line of the Lubbock Highway (State Highway 9) that is 2,237.20 ft. South and 568.10 ft. West of the Northeast corner of Section 31, Block D, said beginning point also being 528.20 ft. South and 438.10 ft. West of the Southeast corner of Lot #1, Block 4 of the Daughtry Subdivision to Monroe, Texas, for the Northwest and beginning corner of this tract;

THENCE East 438.10 ft. to a point in the West line of the Santa Fe Railroad right of way for the Northeast corner of this tract;

THENCE South 146.22 feet along the West line of the Santa Fe Railroad right of way to a point;

THENCE West 474.79 ft. to a point in the East right of way line of State Highway 9 to a 5/8 inch iron rod for the Southwest corner of this tract which is the same point as the Northwest corner of a tract deeded from Horace Davis to Peek, Inc., by Guardians Deed dated June 28, 1974 that is recorded in Volume 1393, page 976, of the Deed Records of Lubbock County, Texas;

THENCE, North 14 degrees 24 minutes East along the right of way of State Highway 9 to the POINT OF BEGINNING.

Moore County Property:

TRACT 1

A TRACT OF LAND OUT OF THE SOUTHWEST QUARTER (SW1/4) OF SECTION 264, BLOCK 44, HOUSTON AND TEXAS CENTRAL RAILROAD COMPANY SURVEY, MOORE COUNTY, TEXAS, CERTIFICATE NO. 49/7031, ABSTRACT NO. 1202, AND BEING DESCRIBED BY METES AND BOUNDS AS FOLLOWS, TO-WIT:

BEGINNING AT A POINT MARKED BY A 1" I P IN THE EAST LINE OF SECTION 263, BLOCK 44, H&TC RY. CO. SURVEY, WHICH BEARS NORTH 75.0 FEET FROM THE COMMON CORNER OF SECTIONS 241, 242, 263 AND 264 OF THE SAME BLOCK,

THENCE: NORTH WITH THE EAST LINE OF SECTIONS 263, SAME BLOCK 550.0 FEET TO A POINT MARKED BY A 1 ¼ INCH I P;

THENCE: EAST 550.0 FEET TO A POINT MARKED BY A 1 ¼ INCH I P

THENCE: SOUTH 550.0 FEET TO A POINT MARKED BY A 1 ¼ INCH I P WHICH BEARS NORTH 75.0 FEET FROM THE NORTH LINE OF SECTION 241, SAME BLOCK;

THENCE: WEST 550.0 FEET TO THE PLACE OF BEGINNING, CONTAINING 6.944 ACRES, MORE OR LESS.

TRACT 2

.92 ACRES OF LAND OUT OF THE SOUTHWEST QUARTER OF SECTION 264, BLOCK 44, H&TC RY. CO. SURVEY, MOORE COUNTY, TEXAS, DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING AT A 1" I. P., BEING 625' NORTH OF THE SOUTHWEST CORNER OF SECTION 264, BLOCK 44, H&TC RY. CO. SURVEY, MOORE COUNTY, TEXAS, AS THE PLACE OF BEGINNING AND THE SOUTHWEST CORNER OF THIS SURVEY;

THENCE: NORTH 73' TO A 1" I.P., FOR THE NORTHWEST CORNER OF THIS SURVEY;

THENCE: EAST 550' TO A 1" I.P., FOR THE NORTHEAST CORNER OF THIS SURVEY;

THENCE: SOUTH 73' TO A 1" I.P., FOR THE SOUTHEAST CORNER OF THIS SURVEY;

THENCE: WEST 550' TO A 1" I.P., AND THE PLACE OF BEGINNING.

EXHIBIT B

ADVANCE REQUEST FORM
To:	MFP Partners, L.P. 909 Third Ave., 33rd Floor New York, NY 10022 Attention: Timothy E. Ladin, General Counsel and Vice President E-mail: notices@mfpllc.com	Date:________________________

S&W SEED COMPANY ("Borrower"), hereby request from MFP PARTNERS, L.P. ("Lender") a Term Advance in the amount of $__________________ on ______________, _____ (at least three (3) Business Days from today) pursuant to the Loan and Security Agreement between Borrower and Lender (the "Loan Agreement").

We instruct Lender to please:

Transfer Funds to our account ________

Bank:	KeyBank NA
Address:	4910 Tiedman, Brooklyn, OH 44144
ABA Number:	041001039 (Swift Code/IBAN: KEY BUS33)
Account Number:	359681415816
Account Name:	S&W Seed Company

All of Borrower's representations and warranties in the Loan Agreement are true, correct and complete in all material respects on the date of the request for a Term Advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

S&W SEED COMPANY

By: /s/ Matthew Szot
Name: Matthew Szot
Title: EVP & CEO

EXHIBIT C

CORPORATE BORROWING CERTIFICATE

Borrower: S&W SEED COMPANY LENDER: MFP PARTNERS, L.P.	Date: December 18, 2018

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower's exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Nevada.

3. The following resolutions were duly and validly adopted by Borrower's Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and MFP Partners, L.P. ("Lender") may rely on them until Lender receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
Matthew Szot	EVP & CFO	/s/ Matthew Szot	☒
Mark Wong	President & CEO	/s/ Mark Wong	☒
☐
☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Lender.
Execute Loan Documents. Execute any loan documents Lender requires.
Grant Security. Grant Lender a security interest in any of Borrower's assets.
Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.
Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower's right to a jury trial) they believe to be necessary to effect these resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower's officers or employees with their titles and signatures shown next to their names.

By: /s/ Matthew Szot
Name: Matthew Szot
Title: EVP & CFO

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the President & CEO of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By: /s/ Mark Wong
Name: Mark Wong
Title: President & CEO